Exhibit 99.1

Flowco Completes Acquisition of Valiant Artificial Lift Solutions

March 3, 2026

HOUSTON--(BUSINESS WIRE)-- Flowco Holdings Inc. (NYSE:FLOC) (“Flowco”) today announced the completion of its previously announced acquisition of Valiant Artificial Lift Solutions, LLC (“Valiant”). Total consideration for the transaction, net of Valiant's cash on hand, was approximately $200 million. Flowco funded the $170 million of net cash consideration, subject to certain purchase price adjustments, using available capacity under its ABL facility, with the balance of the consideration comprised of approximately 1.5 million shares of Flowco Class A common stock, which share amount was originally determined based on the 10-day volume-weighted average price as of January 30, 2026.

Joe Bob Edwards, President and Chief Executive Officer of Flowco, commented, “We are pleased to welcome the talented Valiant team as they officially join Flowco. Our shared service-oriented culture and deep commitment to our customers make this a compelling combination. Valiant’s leading ESP capabilities complement Flowco’s existing artificial lift portfolio by expanding our ability to support operators earlier in a well's producing life and creating additional touchpoints over the life of the well. This strategic acquisition creates meaningful opportunities to leverage our combined footprint across the Permian and other key basins, further advancing our core strategy to deliver the right solution in each well, every time.”

About Flowco

Flowco is a leading provider of production optimization, artificial lift and emissions management and monetization solutions for the oil and natural gas industry. The company’s products and services include a full range of equipment and technology solutions that enable oil and natural gas producers to efficiently and cost-effectively maximize the profitability and economic lifespan of their assets.

Forward-Looking Statements

The information in this press release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Statements of expectations and predictions of future performance are subject to numerous risks and uncertainties, many of which are beyond the Company’s control. Forward-looking statements include, among other statements, statements about the potential benefits of the proposed transaction, the Company’s expectations regarding the performance of the business, financial results, liquidity and capital resources of the Company and may also relate to the Company's market position and growth opportunities. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operation of the Company’s businesses. You are encouraged to refer to the documents that the Company files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Forward-looking statements speak only as of the day they are made and, except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement.

Exhibit 99.1

Investor Contact
Andrew Leonpacher | VP of Finance, Corporate Development, and Investor Relations
andrew.leonpacher@flowco-inc.com
(713) 997-4647